EXHIBIT 4.3
CERTIFICATE OF TRUST

OF

TEMECULA VALLEY STATUTORY TRUST VI

This Certificate of Trust of Temecula Valley Statutory Trust VI (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. §3801 etseq.) (the “Act”).

1.           Name. The name of the statutory trust formed by this Certificate of Trust is: Temecula Valley Statutory Trust VI.

2.           Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Capital Markets.

3.           Effective Date. This Certificate of Trust shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Wilmington Trust Company, not in its individual capacity, but solely as Property Trustee

By:           /s/ PATRICIA A. EVANS
Name:                      Patricia A. Evans
Title:                      Vice President

Wilmington Trust Company, not in its individual capacity, but solely as Delaware Trustee

By:           /s/ PATRICIA A. EVANS
Name:                      Patricia A. Evans
Title:                      Vice President